[JEFFERIES & COMPANY, INC. LOGO]
                                               11100 Santa Monica Boulevard
                                               10th Floor
                                               Los Angeles, California 90025
                                               Telephone (310) 575-5200
                                               (800) 933-6656
                                               Fax (310) 575-5165

CORPORATE FINANCE
                                 March 6, 1998
Mr. Alexander Grass
President and Secretary
Mr. Roger Grass
Vice President and Treasurer
GLOBAL CYCLE, LLC
380 North Highland Avenue
Merion Station, PA 19066

    1. Retention. This letter agreement (the "Agreement") confirms that Global Cycle, LLC (the "Sponsor") and its affiliates which may include a to be formed or to be acquired corporate entity (the "Issuer") controlled by the Sponsor have engaged Jefferies & Company, Inc. ("Jefferies" or the "Financial Advisor") to act as exclusive financial advisor and sole placement agent or underwriter to the Sponsor and the Issuer in connection with any financing, investment or acquisition activities that the Sponsor and the Issuer may undertake during the next twelve months (each such transaction, a "Transaction") with respect to Global Motorsport Group, Inc. (the "Company"). During the term of the Agreement, the Sponsor and the Issuer agree that they will not, directly or indirectly, offer any debt or equity securities (the "Securities") for sale to, or solicit any offer to purchase any of the same from, or otherwise contact, approach or negotiate with respect thereto with any person or persons, other than through Jefferies as agent. In addition, for a period of one year from the date of this Agreement (or two years from the date of purchase of the Company), Jefferies shall have the right, but shall not have the obligation, to act as the exclusive placement agent or underwriter in the event the Issuer decides to issue Securities in a capital raising transaction in either a private placement or a public sale of securities. Notwithstanding the foregoing, Jefferies acknowledges and agrees that in the event it would be necessary or desirable to engage a co-underwriter or co-placement agent in order to effectuate a successful Transaction, Jefferies will agree to reasonable terms in connection with such an engagement. In addition, Jefferies acknowledges that the Sponsor and the Issuer have relationships with certain banks (the "Relationship Banks") which may provide financing in connection with a Transaction and agrees that the Sponsor and the Issuer shall have the right to seek financing from such banks.

    In connection with our activities hereunder, we propose to undertake certain services on your behalf, to the extent requested by you, which shall consist of the following: (i) assisting you in evaluating the Company, its operations, its historical performance and its future prospects; (ii) advising on a proposed purchase price and form of consideration; (iii) assisting you in structuring the Transaction; and (iv) negotiating the financial aspects of any Transaction under your guidance. In addition, we will act as exclusive dealer manager for the Sponsor and the Issuer in any tender or exchange offer relating to a Transaction. The specific terms and conditions of such engagement as dealer manager will be further set forth in a separate agreement which shall contain normal and customary provisions for such an agreement. Jefferies will also assist the Sponsor and the Issuer in arranging the financing required to consummate a Transaction and upon the request of the Sponsor and the Issuer will provide the Sponsor with a highly confident letter to facilitate any Transaction.

    2. Information on the Company. In connection with our activities hereunder you will furnish us and our counsel upon reasonable request with all material and information available to you regarding the business and financial condition of the Sponsor or its affiliates including the Issuer (all such information so furnished being the "Information") and with a private placement memorandum with respect to the Issuer and the Securities (such memorandum authorized by the Issuer, including any exhibits or supplements thereto, to the extent expressly authorized by the Issuer being the "Offering Materials"). The Sponsor and the Issuer recognize and confirm that Jefferies: (a) will use and rely primarily on the Information, the Offering Materials and on information available from public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) is authorized as the Sponsor's and Issuer's exclusive financial advisor and sole placement agent, to transmit to any prospective purchaser of the Securities, subject to appropriate confidentiality agreements, a copy or copies of the Offering Materials, forms of purchase agreements and any other legal documentation supplied to the Financial Advisor expressly for transmission to any prospective purchaser by or on behalf of the Issuer or by any of the Issuer's officers, directors, employees, representatives or agents, in connection with the performance of Jefferies' services hereunder or any transaction contemplated hereby; (c) does not assume responsibility for the accuracy or completeness of the Information, the Offering Materials and such other information; and (d) retains the right to continue to perform due diligence on the Issuer and the Sponsor during the course of the engagement. Jefferies agrees to keep the Information confidential so long as it is and remains non-public, unless disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body, and Jefferies will not make use thereof, except in connection with its services hereunder for the Sponsor and/or Issuer. In the event that Jefferies becomes compelled to disclose to any non-public person any Information, Jefferies shall provide the Sponsor and the Issuer with prompt prior written notice of such requirement so that the Sponsor and the Issuer may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Sponsor or the Issuer waive compliance with the terms hereof, Jefferies agrees to furnish only that portion of the Information which Jefferies is advised by counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to such Information.

    3. Use of Name. The Sponsor and Issuer agree that any reference to the Financial Advisor in any release, communication, or material distributed to prospective purchasers of the Securities, is subject to the Financial Advisor's prior written approval. If the Financial Advisor resigns prior to the dissemination of any such release, communication or material, except as required by law, no reference shall be made therein to the Financial Advisor, despite any prior written approval that may have been given therefor.

    4. Use of Advice. No statements made or advice rendered by the Financial Advisor in connection with the services performed by the Financial Advisor pursuant to this Agreement will be quoted by, nor will any such statements or advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by, the Sponsor or Issuer or any person or corporation controlling, controlled by or under common control with, the Sponsor or Issuer or any director, officer, employee, agent or representative of any such person, without the prior written authorization of the Financial Advisor, except to the extent required by law (in which case the appropriate party shall so advise the Financial Advisor in writing prior to such use and shall consult with the Financial Advisor with respect to the form and timing of disclosure).

    5. Compensation. In payment for services rendered and to be rendered hereunder by Jefferies, the Sponsor and Issuer agree to pay Jefferies as follows:

    (a) In consideration of the services rendered by Jefferies hereunder as exclusive financial advisor, the Sponsor and Issuer agree to pay Jefferies a cash fee in the amount of $50,000 upon execution of this Agreement and a monthly amount to be mutually agreed upon as a retainer (collectively the "Retainer") during the Term (as hereinafter defined) of the Agreement. In the event that the Sponsor or Issuer complete a Transaction involving the acquisition of a controlling stake in the Company, the Sponsor and Issuer agree to pay Jefferies a cash fee of $1.2 million (the "M & A Fee"). For purposes of this Agreement, a Transaction involving the acquisition of a controlling stake in the Company shall be deemed to have occurred upon the earliest of any of the following events: (i) the acquisition by the Sponsor and the Issuer of a majority of the outstanding common stock of the Company on a fully diluted basis; (ii) a merger or consolidation of the Company with the Sponsor or the Issuer; (iii) the acquisition by the Sponsor or the Issuer of assets of the Company representing the majority of the Company's book value; or (iv) control by the Sponsor or the Issuer of the majority of the seats on the Company's Board of Directors. Any payment made pursuant to the Retainer, and not already credited against this or any other payment required to be made pursuant to this Section 5 will be credited against the payment of the M & A Fee.

    (b) In consideration of the services rendered by Jefferies hereunder as sole placement agent of any debt securities, upon consummation of the sale of the debt Securities, the Sponsor and Issuer agree to pay Jefferies in cash a fee in an amount that is equal to 3.0% of the gross proceeds raised in connection with the issuance of debt securities, which pay interest in cash, and an amount that is equal to an agreed upon percentage of the gross proceeds raised in connection with the issuance of debt securities, which do not pay interest in cash (the "Debt Placement Fee"). Any payment made pursuant to the Retainer, and not already credited against this or any other payment required to be made pursuant to this Section 5 will be credited against the payment of the Debt Placement Fee.

    (c) In consideration of the services rendered by Jefferies hereunder as financial advisor in connection with the Sponsor's or Issuer's execution of a bank loan agreement, the Sponsor and Issuer agree to pay to Jefferies in cash a placement fee in the amount of 1.0% of the aggregate amount of borrowings available to the Sponsor and Issuer under any such bank loan agreement ("Bank Fee") arranged by Jefferies, excluding any such bank loan agreement arranged by the Sponsor or the Issuer with a Relationship Bank. The Bank Fee is in addition to any customary lender fees associated with the bank loan. Any payment made pursuant to the Retainer, and not already credited against this or any other payment required to be made pursuant to this
Section 5 will be credited against the payment of the Bank Fee.

    (d) In consideration of the services rendered by Jefferies hereunder as sole placement agent or underwriter of equity Securities, upon consummation of the sale of the equity Securities, the Sponsor and Issuer agree to pay Jefferies in cash a fee in an amount that is equal to an agreed upon percentage of the gross proceeds from the issuance of the preferred stock and 5.0% of the gross proceeds from the issuance of common stock ("Equity Fee"). Any payment made pursuant to the Retainer, and not already credited against this or any other payment required to be made pursuant to this Section 5 will be credited against the payment of the Equity Fee.

    (e) In consideration of the services rendered by Jefferies hereunder as financial advisor in connection with the Sponsor or Issuer's securing a bridge loan, the Sponsor and Issuer agree to pay Jefferies in cash a fee in an amount that is equal to 1.0% of the aggregate principal amount of the bridge loan ("Bridge Fee") arranged by Jefferies, excluding any bridge loan arranged by the Sponsor or the Issuer with a Relationship Bank. The Bridge Fee is in addition to any customary lender fees associated with the bridge loan. Any payment made pursuant to the Retainer, and not already credited against this or any other payment required to be made pursuant to this Section 5 will be credited against the payment of the Bridge Fee.

    (f) In consideration of Jefferies issuing a highly confident letter to facilitate any Transaction, the Sponsor and Issuer agree to pay Jefferies a fee to be agreed upon at such time that the highly confident letter is sent.

    (g) In addition to the fees referred to above, the Sponsor and the Issuer shall promptly pay to Jefferies a fee equal to 15% of the Profit (as defined below) received by the Sponsor and the Issuer (whether realized or unrealized) if (i) within twelve months after the date hereof the Sponsor, the Issuer or any affiliate sell to any person any securities of the Company which they own on the date hereof or which the Sponsor, the Issuer or any affiliate acquired prior to the termination of this Agreement or (ii) after twelve months from the date hereof the Sponsor and the Issuer have not consummated a purchase of the Company and the Sponsor, the Issuer or any affiliate have unrealized Profit in any security of the Company which they own on the date hereof or which the Sponsor, the Issuer or any affiliate acquired prior to the termination of this Agreement. For the purposes thereof, "Profit" is defined as the amount (whether realized or unrealized) by which the consideration received or the value of the securities owned by the Sponsor, the Issuer or any affiliate exceeds the cost of acquiring such securities including interest expense incurred in carrying the securities. In the case of unrealized amounts, the value of the securities shall be equal to the number of securities multiplied by the average closing price of the securities over the twenty preceding trading days to the date thereof.

    (h) In addition to the compensation to be paid to Jefferies as provided in
Section 5(a), 5(b), 5(c), 5(d), 5(e), 5(f) and 5(g) hereof, without regard to whether a Transaction is consummated or this Agreement is terminated, the Sponsor shall pay to, or on behalf of,

Jefferies, promptly as billed, all fees, disbursements and out-of-pocket travel, lodging and miscellaneous expenses (word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures), up to $25,000 incurred by Jefferies in connection with its services to be rendered hereunder and, without limitation, all the fees and disbursements of Jefferies' counsel in connection with its services to be rendered hereunder.

    (i) Jefferies may resign at any time and the Sponsor may terminate Jefferies' services at any time, each by giving notice to the other. If Jefferies resigns or the Sponsor terminates Jefferies' services for any reason, Jefferies and its counsel shall be entitled to receive all of the amounts due pursuant to Sections 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), 5(g) and 5(h) hereof up to and including the effective date of such termination or resignation, as the case may be. Jefferies hereby represents to the Sponsor that if Jefferies makes a good faith determination that it is unable to assist the Sponsor and the Issuer in effecting the Transaction, Jefferies will immediately resign as the Sponsor and the Issuer's Financial Advisor. If Jefferies' services hereunder are terminated by the Sponsor or the Issuer, and the Sponsor or the Issuer completes a Transaction or any similar transaction within twelve months of Jefferies' being terminated, then the Sponsor and the Issuer shall pay Jefferies within five (5) days of the closing of such transaction in cash the fees as outlined in
Section 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), and 5(g) as applicable.

    (j) Except as otherwise provided in this Section 5, no fee paid or payable to Jefferies or any of its affiliates shall be credited against any other fee paid or payable to Jefferies or any of its affiliates.

    6. Representations and Warranties. The Sponsor represents and warrants to Jefferies that (a) this Agreement has been duly authorized, executed and delivered by the Sponsor; and, assuming the due execution by the Financial Advisor, constitutes a legal, valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms, (b) the Offering Materials will not, when delivered nor at the Closing of the sale of any securities, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading and (c) the Sponsor will arrange for the Issuer to execute this Agreement at such time as the Issuer has been formed or otherwise identified. The Sponsor shall advise the Financial Advisor promptly of the occurrence of any event or any other change prior to the closing which results in the Information or the Offering Materials containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    7. Indemnity. In partial consideration of the services to be rendered hereunder the Sponsor and the Issuer shall indemnify Jefferies and certain other indemnified persons in accordance with Schedule A attached hereto.

    8. Conditions of Placement. It is understood that the execution of this Agreement shall not be deemed or construed as obligating the Financial Advisor to purchase any securities and there is no obligation on the part of the Financial Advisor to place any securities. The Financial Advisor's services to be performed hereunder are subject to certain conditions, including, among others, (i) approval of Jefferies' Underwriting Assistance Committee, (ii) satisfactory completion of due diligence on the Sponsor and Issuer by the Financial Advisor, (iii) the form and terms of any securities being mutually acceptable to the Sponsor, the Issuer, the Financial Advisor and prospective purchasers of any securities, (iv) market conditions, and (v) no adverse change in the condition of the Issuer.

    9. Underwriting Agreement. Neither the Sponsor, the Issuer, nor the underwriter will be obligated to proceed with a public offering of the Securities unless and until a firm commitment underwriting agreement is executed. The obligations of the underwriters and those of the Sponsor and the Issuer will be subject to the representations, warranties, covenants, conditions, indemnities and provisions respecting contribution contained in the form of underwriting agreement executed by the parties.

    10. Survival of Certain Provisions. All provisions of this Agreement shall survive any investigation made by or on behalf of the Financial Advisor, or by or on behalf of any affiliate of the Financial Advisor or any person controlling either. In addition, the indemnity and contribution agreements contained in
Section 7 and Schedule A to this Agreement, the provisions of Sections 3, 4, 5(i) and the last three sentences of Section 2 of this Agreement and the provision in Section 1 which gives the Financial Advisor the right to act as the Sponsor and the Issuer's exclusive placement agent or underwriter for a period of one year from the date of this Agreement (or two years from the date of purchase of the Company) shall remain operative and in full force and effect regardless of (a) the resignation of the Financial Advisor or any termination of the Financial Advisor's services, (b) completion of the sale of any securities in connection with this Agreement or (c) the expiration or termination of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Sponsor, the Issuer, the Financial Advisor and the Indemnified Persons.

    11. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Sponsor, at the address set forth above, and (b) if to Jefferies, at the offices of Jefferies at 11100 Santa Monica Boulevard, Suite 1000, Los Angeles, California 90025, Attention: Jerry M. Gluck, Executive Vice President and General Counsel.

    12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    13. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning party.

    14. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Sponsor, the Issuer, the Financial Advisor and the Indemnified Persons referred to in Schedule A hereof and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

    15. Construction. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof should they exist and shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

    16. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

    17. Press Announcements. At any time after the consummation of a Transaction or the consummation or other public announcement of the sale of any securities, the Financial Advisor may place an announcement in such newspapers and publications as it may choose, stating that the Financial Advisor has acted as exclusive financial advisor or placement agent or underwriter to the Sponsor and the Issuer in connection with a Transaction or with the sale of any securities contemplated by this Agreement provided, however, that no such announcement shall be made without prior written consent of the Sponsor and the Issuer, which consent shall not be unreasonably withheld.

    18. Amendment. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

    19. Term. Except as provided herein, this Agreement shall run from the date of this letter to a date of twelve months thereafter, unless extended by mutual consent of the parties (the "Term").

      Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Sponsor and Jefferies as of the date first above written.

                                          Sincerely,

                                          JEFFERIES & COMPANY, INC.

                                          By: /s/ Andrew Whittaker
                                              -------------------------------
                                              Andrew Whittaker
                                              Executive Vice President and
                                              Co-Head of Corporate Finance
 Accepted and Agreed:

GLOBAL CYCLE, LLC
By: /s/ Roger Grass
   ----------------------------
   Mr. Roger Grass
   Vice President and Treasurer

                                   SCHEDULE A

                                 March 6, 1998

JEFFERIES & COMPANY, INC.
11100 Santa Monica Boulevard, 10th Floor
Los Angeles, CA 90025

Ladies and Gentlemen:

    This letter agreement is entered into pursuant to, and in order to induce Jefferies & Company, Inc. ("Jefferies"or the "Financial Advisor") to enter into, the engagement letter, dated March 6, 1998 (as amended from time to time in accordance with the terms thereof, the "Agreement"), between Global Cycle, LLC (the "Sponsor") and its affiliates, which may include a to be formed or to be acquired corporate entity (the "Issuer") controlled by the Sponsor, and Jefferies. Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

    Since Jefferies will be acting on behalf of the Sponsor and the Issuer in connection with the transactions contemplated by the Agreement, and as part of the consideration for the agreement of Jefferies to furnish its services pursuant to such Agreement, the Sponsor and the Issuer agree to indemnify and hold harmless Jefferies and its affiliates and their respective officers, directors, partners, counsel, employees and agents, and any other persons controlling Jefferies or any of its affiliates within the meaning of either
Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and the respective agents, employees, officers, directors, partners, counsel and shareholders of such persons (Jefferies and each such other person being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with (i) actions taken or omitted to be taken by the Sponsor, its affiliates, employees or agents, (ii) actions taken or omitted to be taken by any Indemnified Person (including acts or omissions constituting ordinary negligence) pursuant to the terms of, or in connection with services rendered pursuant to, the Agreement or any Transaction or proposed transaction contemplated thereby or any Indemnified Person's role in connection therewith, provided, however, that the Sponsor and the Issuer shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person to the extent, and only to the extent, that it is finally judicially determined that they result solely from actions taken or omitted to be taken by such Indemnified Person in bad faith or to be due solely to such Indemnified Person's gross negligence, and/or (iii) any untrue statement or alleged untrue statement of a material fact contained in any of the Offering Materials, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

    Each Indemnified Person shall give prompt written notice to the Sponsor and the Issuer after the receipt by such Indemnified Person of any written notice of the commencement of any action, suit or proceeding for which such Indemnified Person will claim indemnification or contribution pursuant to this Agreement within 10 business days after the receipt of written notice from such Indemnified Person. The Sponsor and the Issuer shall have the right, exercisable by giving written notice to an Indemnified Person of such commencement, to assume, at its expense, the defense of any such action, suit or proceeding; provided, however, that an Indemnified Person shall have the right to employ counsel in any such action, suit or proceeding, and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Sponsor and the Issuer fail to assume the defense of such action, suit or proceeding or fail to employ separate counsel reasonably satisfactory to such Indemnified Person in any such action, suit or proceeding; or (ii) the Sponsor and the Issuer and such Indemnified Person shall have been advised by counsel that there may be one or more defenses available to such Indemnified Person which are in conflict with, different from or additional to those available to the Sponsor and the Issuer, any of its affiliates, or another Indemnified Person, as the case may be (in which case, if such Indemnified Person notifies the Sponsor and the Issuer in writing that it elects to employ separate counsel at the expense of the Sponsor and the Issuer, the Sponsor and the Issuer shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnified Person); it being understood, however, that the Sponsor and the Issuer shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time acting for each Indemnified Person in any one jurisdiction.

    The Sponsor and the Issuer shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder (whether or not such Indemnified Person is a party thereto), unless such Indemnified Person has given its prior written consent or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding.

    If for any reason (other than the bad faith or gross negligence of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Sponsor, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such

Indemnified Person as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect the relative benefits received by the Sponsor on the one hand and by Jefferies on the other, from the Transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Sponsor on the one hand and Jefferies on the other, but also the relative fault of the Sponsor or the Issuer and Jefferies, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Jefferies pursuant to the Agreement with respect to the Transaction. It is hereby further agreed that the relative benefits to the Sponsor and the Issuer on the one hand and Jefferies on the other with respect to any Transaction or proposed transaction contemplated by the Agreement shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to Jefferies with respect to such Transaction. The relative fault of the Sponsor and the Issuer on the one hand and Jefferies on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Sponsor or by Jefferies and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Person shall have any liability to the Sponsor, the Issuer or any other officer, director, employee or affiliate thereof in connection with the services rendered pursuant to the Agreement except for any liability for claims, liabilities, losses or damages finally judicially determined to have resulted solely from actions taken or omitted to be taken by such Indemnified Person in bad faith or as a result of such Indemnified Person's gross negligence.

    In addition, the Sponsor and the Issuer agree to reimburse the Indemnified Persons for all expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party. If any of Jefferies' personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against Jefferies, the Sponsor, the Issuer or their respective directors, officers, employees, representatives or agents, the Sponsor and the Issuer will pay Jefferies (i) with respect to each day that one of Jefferies' professional personnel appears as a witness or is deposed and/or
(ii) with respect to each day that one of Jefferies' professional personnel is involved in the preparation therefor, (a) a fee of $2,000 per day for each such person with respect to each appearance as a witness or for a deposition and (b) at a rate of $200 per hour with respect to each hour of preparation for any such appearance and the Sponsor and the Issuer will reimburse Jefferies for all reasonable out-of-pocket expenses incurred by Jefferies by reason of any of its personnel being involved in any such action.

    The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Sponsor may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration of the Agreement, (iii) shall apply to any modification of Jefferies' engagement and shall remain in full force and effect following the completion or termination of the Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Jefferies or any other Indemnified Person and (v) shall be binding on any successor or assign of the Sponsor, the Issuer and successors or assigns to all or substantially all of the Sponsor's or Issuer's business and assets.

    Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Sponsor and Jefferies as of the date of the Agreement.

                                          Sincerely,

                                          GLOBAL CYCLE, LLC
                                          By /s/ Roger Grass
                                             ----------------------------
                                             Mr. Roger Grass
                                             Vice President and Treasurer

Accepted and Agreed:

JEFFERIES & COMPANY, INC.

By /s/ Andrew Whittaker
   ----------------------------
   Andrew Whittaker
   Executive Vice President and
   Co-Head of Corporate Finance